UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2024

BLUE OWL CREDIT INCOME CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	814-01369	85-1187564
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 419-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

On December 17, 2024 (the “Closing Date”), Core Income Funding VIII LLC (“Core Income Funding VIII”), a Delaware limited liability company and newly formed subsidiary of Blue Owl Credit Income Corp., a Maryland corporation (the “Company” or “us”), entered into a Credit Agreement (the “Secured Credit Facility”), with Core Income Funding VIII LLC, as Borrower, the lenders from time to time parties thereto (the “Lenders”), Natixis, New York Branch, as Facility Agent, and State Street Bank and Trust Company as Collateral Agent, Collateral Administrator, Custodian and Document Custodian.

From time to time, the Company expects to sell and contribute certain investments to Core Income Funding VIII pursuant to a Sale and Contribution Agreement by and between the Company and Core Income Funding VIII. No gain or loss will be recognized as a result of the contribution. Proceeds from the Secured Credit Facility will be used to finance the origination and acquisition of eligible assets by Core Income Funding VIII, including the purchase of such assets from the Company. The Company retains a residual interest in assets contributed to or acquired by Core Income Funding VIII through its ownership of Core Income Funding VIII. The maximum principal amount of the Credit Facility is $500 million; the availability of this amount is subject to an overcollateralization ratio test, which is based on the value of Core Income Funding VIII’s assets from time to time, and satisfaction of certain conditions, including an interest coverage ratio test, certain concentration limits and collateral quality tests.

The Secured Credit Facility provides for the ability to (1) draw term loans and (2) draw and redraw revolving loans under the Secured Credit Facility for a period of up to three years after the Closing Date unless the revolving commitments are terminated or converted to term loans sooner as provided in the Secured Credit Facility (the “Commitment Termination Date”). Unless otherwise terminated, the Secured Credit Facility will mature on December 17, 2035 (the “Stated Maturity”). Prior to the Stated Maturity, proceeds received by Core Income Funding VIII from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, and the excess may be returned to the Company, subject to certain conditions. On the Stated Maturity, Core Income Funding VIII must pay in full all outstanding fees and expenses and all principal and interest on outstanding borrowings, and the excess may be returned to the Company.

Amounts drawn bear interest at Term SOFR (or, in the case of certain lenders that are commercial paper conduits, their cost of funds) plus an applicable margin of (x) with respect to the Class A-R Loans and the Class A-T Loans, 1.75%, (y) with respect to the Class A-D1 Loans, 1.65% and (z) with respect to the Class A-D2 Loans, 1.93%. From the Closing Date to the Commitment Termination Date, there is a commitment fee that steps up the date that is three months after the Closing Date from 0.25% to 0.50% per annum on the undrawn amount, if any, of the revolving commitments in the Secured Credit Facility. The Secured Credit Facility contains customary covenants, including certain financial maintenance covenants, limitations on the activities of Core Income Funding VIII, including limitations on incurrence of incremental indebtedness, and customary events of default. The Secured Credit Facility is secured by a perfected first priority security interest in the assets of Core Income Funding VIII and on any payments received by Core Income Funding VIII in respect of those assets. Assets pledged to the Lenders will not be available to pay the debts of the Company. Borrowings of Core Income Funding VIII are considered the Company’s borrowings for purposes of complying with the asset coverage requirements under the 1940 Act.

Item 2.03. Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Credit Agreement, dated as of December 17, 2024, among Core Income Funding VIII LLC, as Borrower, the Lenders party thereto, Natixis, New York Branch, as Facility Agent, State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator, Custodian and Document Custodian.

10.2	Sale and Contribution Agreement, dated as of December 17, 2024, between Blue Owl Credit Income Corp., as Seller and Core Income Funding VIII LLC, as Purchaser.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE OWL CREDIT INCOME CORP.

Dated: December 20, 2024	By:	/s/ Jonathan Lamm
Name: Jonathan Lamm Title: Chief Operating Officer and Chief Financial Officer